Exhibit 99.(j)

[Letterhead of KPMG]

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden Core Investment Fund:

We consent to the incorporation by reference, in this registration statement, of our report dated March 30, 2006 on the statement of assets and liabilities of the Taxable Money Market Series and the Short-Term Bond Series, each a series of the Dryden Core Investment Fund (hereafter referred to as the “Funds”), as of January 31, 2006, and for Taxable Money Market Series, the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended; and for Short-Term Bond Series, the statement of operations, changes in net assets and financial highlights for the period from November 7, 2005 (commencement of operations) to January 31, 2006. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP
New York, New York
May 30, 2006